EX-99.(4)(b)

AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This amendment (the “Amendment”), dated October 25, 2019, amends the Agreement and Plan of Reorganization made as of July 17, 2019, by and between Franklin Investors Securities Trust (“FIST”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, on behalf of its series, Franklin Low Duration Total Return Fund, and Franklin Strategic Series (“FSS”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, on behalf of its series, Franklin Flexible Alpha Bond Fund (the “Agreement”). Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, the Agreement provides that the Closing Date for the Reorganization will be October 25, 2019, or other such date as the officers of FSS and FIST may mutually agree;

WHEREAS, the officers of FSS and FIST have mutually agreed upon a new Closing Date for the Reorganization of December 6, 2019 (the “December Closing Date”);

WHEREAS, the parties to the Agreement wish to amend the Agreement to reflect the December Closing Date;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.
The first sentence of Section 3 of the Agreement is hereby replaced in its entirety with the following: “The Closing shall take place at the offices of FIST at 1:00 p.m., Pacific time, on December 6, 2019, or such other date as the officers of FIST and FSS may mutually agree (the “Closing Date”).

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in counterparts and in electronic form, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

FRANKLIN INVESTORS SECURITIES TRUST, on behalf of FRANKLIN LOW DURATION TOTAL RETURN FUND
By:	/s/ Steven J. Gray Name: Steven J. Gray Title: Vice President and Co-Secretary

FRANKLIN STRATEGIC SERIES, on behalf of FRANKLIN FLEXIBLE ALPHA BOND FUND
By:	/s/ Steven J. Gray Name: Steven J. Gray Title: Vice President and Co-Secretary